AMERICAN NATIONAL BANKSHARES INC.
628 Main Street, Danville, Virginia 24541

Notice of Annual Meeting

and

Proxy Statement

Annual Meeting of Shareholders
To Be Held
May 21, 2019

THIS PAGE INTENTIONALLY LEFT BLANK

AMERICAN NATIONAL BANKSHARES INC.
628 Main Street, Danville, Virginia 24541
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held May 21, 2019

Notice is hereby given that the Annual Meeting of Shareholders of American National Bankshares Inc. (the “Company”) will be held as follows:

Place:    The Wednesday Club
1002 Main Street, Danville, Virginia 24541
Date:    May 21, 2019 at 9:00 a.m.

The Annual Meeting is being held for the following purposes:

1.	To elect five Class II directors of the Company to serve three-year terms expiring at the
2022 Annual Meeting.

2.	To elect one Class I director of the Company to serve a two-year term expiring at the
2021 Annual Meeting.

3.	To ratify the appointment of Yount, Hyde & Barbour P.C., independent registered public accounting firm, as auditors of the Company for the year ending December 31, 2019.

4.	To hold an advisory vote on executive compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement.

5.	To transact any other business that may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 9, 2019 are entitled to notice of and to vote at the Annual Meeting.

It is important that your shares are represented at the meeting. Accordingly, please sign, date, and mail the enclosed proxy in the enclosed postage-paid envelope, whether or not you plan to attend. If you do attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors,
William W. Traynham
Secretary
April 12, 2019

THIS PAGE INTENTIONALLY LEFT BLANK

AMERICAN NATIONAL BANKSHARES INC.
_______________

PROXY STATEMENT
_______________

ANNUAL MEETING OF SHAREHOLDERS
MAY 21, 2019

INTRODUCTION

This proxy statement is furnished in conjunction with the solicitation by the Board of Directors (the “Board”) of American National Bankshares Inc. (the “Company”) of the accompanying proxy to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) and at any adjournment thereof. The meeting will be held on Tuesday, May 21, 2019, 9:00 a.m., at The Wednesday Club, 1002 Main Street, Danville, Virginia 24541, for the purposes set forth below and in the Notice of Annual Meeting of Shareholders. The date of this proxy statement is April 12, 2019 and the approximate mailing date of this proxy statement and the enclosed proxy is April 15, 2019.

Voting Rights of Shareholders

Only shareholders of record at the close of business on April 9, 2019, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the close of business on April 9, 2019, there were 11,151,486 shares of the Company’s common stock outstanding, of which 10,948,041 shares were entitled to vote at the Annual Meeting. For the reasons explained below, the number of shares entitled to vote is less than the number of shares of the Company’s common stock outstanding on such date. The Company has no other class of stock outstanding. Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting.

A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business. Shares for which the holder has elected to abstain or to withhold the proxy’s authority to vote on a matter will count toward a quorum but will not be included in determining the number of votes cast with respect to such matter.

Shares held by brokers or banks in street name (“broker shares”) that are voted on any matter are included in the quorum. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Ambro and Company, the nominee name that the Company’s banking subsidiary, American National Bank and Trust Company (the “Bank”), uses to register the securities it holds in a fiduciary capacity for customers, held 203,445 shares of the Company’s common stock as sole fiduciary and with sole investment authority (with no qualifying co-fiduciary having been appointed) as of April 9, 2019, which constituted 1.82% of the issued and outstanding shares of the Company’s common stock on that date. Under Virginia law, such shares cannot be voted at the Annual Meeting and are not deemed to be outstanding and entitled to vote for purposes of determining a quorum.

Voting of Broker Shares

If a beneficial owner of broker shares does not provide the broker or other nominee that holds the shares with specific voting instructions, then under applicable rules, such organization may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the broker or other nominee that holds such shares does not receive instructions from the beneficial owner on how to vote shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to the shares. This is generally referred to as a “broker non-vote.”

The ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for 2019 (Proposal Three) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal Three. The election of directors (Proposals One and Two) and the advisory vote on the Company’s executive compensation (Proposal Four) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposals One, Two and Four.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his or her proxy at any time before it is exercised by filing a written notice with the Company or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any adjourned session of the Annual Meeting.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. Solicitation is being made by mail, and if necessary, may be made in person, by telephone or Internet or special letter by officers and employees of the Company or the Bank, acting on a part-time basis and for no additional compensation.

PROPOSALS ONE AND TWO – ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of 16 persons. Pursuant to the Company’s Articles of Incorporation, the Board is to be divided into three classes (I, II and III), with each class as nearly equal in number as possible. The term of office for current Class II directors will expire at the Annual Meeting. The five nominees to serve as Class II directors and the one nominee to serve as a Class I director are set forth below. All of the nominees except Susan K. Still currently serve as directors of the Company. Continuing members of the Board of Directors are also set forth below.

Fred A. Blair and Frank C. Crist, Jr., D.D.S. will retire from the Board of Directors pursuant to the Company’s retirement policy for directors. Their retirement will be effective at the Annual Meeting. Upon their retirement, Mr. Blair and Dr. Crist each will be eligible to be a Director Emeritus, and the Board of Directors, upon recommendation from its Corporate Governance and Nominating Committee, intends to appoint them as such for the period May 22, 2019 until May 19, 2020. Mr. Blair, age 72, is Chief Executive Officer of Blair Construction, Inc. (general contractor), Gretna, Virginia and Dr. Crist, age 73, is President of Brady & Crist Dentist, Inc., Lynchburg, Virginia.

Nancy Howell Agee and Kenneth S. Bowling were appointed to the Board effective April 1, 2019, upon consummation of the merger of HomeTown Bankshares Corporation (“HomeTown”) into the Company and pursuant to the merger agreement between the Company and HomeTown. Ms. Agee is a former director of HomeTown and its banking subsidiary, HomeTown Bank, and Mr. Bowling is also a former director of HomeTown Bank. Pursuant to the merger agreement between the Company and HomeTown, Ms. Agee, Mr. Bowling and Susan K. Still, the former President and Chief Executive Officer of HomeTown and HomeTown Bank, as well as a director of such companies, are being nominated for election as directors of the Company at the Annual Meeting.

Mses. Agee and Still are being nominated as Class II directors and are subject to election by the shareholders at the Annual Meeting. If elected, they will each serve in such class for a three-year term expiring at the 2022 Annual Meeting and the number of Class II directors will be increased to five from three. Mr. Bowling is being nominated as a Class I director and is subject to election by the shareholders at the Annual Meeting. The term of office for current Class I directors will expire at the 2021 Annual Meeting. If elected, Mr. Bowling will serve in such class for a two-year term and the number of Class I directors will be increased to five from four.

Following the retirements of Mr. Blair and Dr. Crist and the proposed election of all director nominees, the Board will consist of 15 persons, with five directors in each of the three Classes.

The persons named in the accompanying proxy will vote for the election of the nominees named below unless authority is withheld. If for any reason the persons named as nominees below should become unavailable to serve, an event that management does not anticipate, proxies will be voted for such other persons as the Board of Directors may designate.

The Board of Directors recommends the nominees, as set forth below, for election. The Board of Directors recommends that shareholders vote FOR these nominees. The election of each nominee requires the affirmative vote of a plurality of the shares of the Company’s common stock cast in the election of directors.

The names of the nominees for election and the other continuing members of the Board of Directors, their principal occupations and qualifications to serve as directors, their ages as of December 31, 2018, and certain other information with respect to such persons are as follows:

Name	Principal Occupation	Age	Director Since
Nominees for election as Class II directors to continue in office until 2022 (Proposal One)
Nancy Howell Agee	President and Chief Executive Officer, Carilion Clinic (health care organization), Roanoke, VA. A former director of HomeTown, Ms. Agee brings to the Board her leadership abilities, many years of service in the Bank’s Roanoke market area and significant knowledge and experience in finance and management as President and Chief Executive Officer of a large health care organization. She currently serves as immediate past Chair of the American Hospital Association and director of two publicly traded companies.	66	2019

Name	Principal Occupation	Age	Director Since
Jeffrey V. Haley
President and Chief Executive Officer of the Company and the Bank since January 2013. President of the Company and President and Chief Executive Officer of the Bank from January 2012 to January 2013. Executive Vice President of the Company and President of the Bank from June 2010 to January 2012. President of Trust and Financial Services and Executive Vice President of the Bank from July 2008 to June 2010.

Mr. Jeffrey Haley brings expertise based on more than 20 years in community banking and 16 years in the retail industry. His varied operational and management responsibilities during his banking tenure enable him to contribute a uniquely relevant perspective to the Board’s deliberations.

		58	2012

John H. Love	President and Chief Executive Officer, W.E. Love & Associates, Inc. (insurance brokerage), Burlington, NC. A former director of MidCarolina Financial Corporation, Mr. Love brings an expert perspective on risk management, mitigation and governmental regulation based on his experience as President of a large commercial insurance brokerage firm.	59	2011

Ronda M. Penn	Chief Financial Officer, Plexus Capital LLC (small business investments), Raleigh, NC since September 2012. Partner, Dixon Hughes Goodman LLP (public accounting), Greensboro, NC from 2006 to September 2012. Mrs. Penn brings significant financial, accounting, internal control, investment and management expertise as a Chief Financial Officer, Certified Public Accountant and former partner with a national accounting firm. Her background helps her fill the role of financial expert on the Company's Audit Committee.	56	2015

Name	Principal Occupation	Age	Director Since
Susan K. Still	President of Virginia Banking of the Bank since April 2019. Director, President and Chief Executive Officer of HomeTown from May 2008 to March 2019. Ms. Still brings to the Board more than 40 years of banking experience in the Bank’s market areas. Her deep roots in the Roanoke community, thorough understanding of the banking industry and former Chief Executive Officer and director experience make her an asset to the Board. She currently serves as a director of the Federal Reserve Bank of Richmond.	65
Nominee for election as Class I director to continue in office until 2021 (Proposal Two)
Kenneth S. Bowling	Vice President, H.T. Bowling Inc. (heavy construction), Radford, VA. Mr. Bowling brings knowledge about the New River Valley market area where he has built a long-term successful construction business. As a former member of the HomeTown Bank Board, he brings industry, governance, management and community bank experience to the Board.	71	2019
Directors of Class I to continue in office until 2021
Michael P. Haley
Retired Adviser, Fenway Partners, LLC (private equity investments), New York, NY. Retired Managing Director, Fenway Resources since June 2015. Adviser to Fenway Partners, LLC from April 2006 and Managing Director of its affiliate, Fenway Resources from March 2008, respectively, to June 2015.

Mr. Michael Haley brings high level financial expertise as a former Chief Executive Officer of a publicly traded manufacturing company and as a former adviser to a private equity firm. He also brings experience in operations and risk management and public company corporate governance. His background helps him fill the role of financial expert on the Company’s Audit Committee.
		68	2002

Name	Principal Occupation	Age	Director Since
Charles S. Harris	Executive Vice President, Averett University, Danville, VA. Mr. Harris brings significant operational and financial management experience, including as the Director of Athletics for several universities of various sizes, both public and private. He brings diversity and a different perspective from his work with college students, the future customers for the Bank.	67	2008

Franklin W. Maddux, M.D. FACP
Chief Medical Officer and Executive Vice President, Clinical and Scientific Affairs, Fresenius Medical Care North America (healthcare services), Waltham, MA. Former Chairman, Gamewood Technology Group, Inc. (information technology service), Danville, VA.

Dr. Maddux has significant and varied experience as a practicing physician, the chief executive of a medical clinic, the founder of an internet service provider and health information technology company and a senior executive of a large publicly traded corporation. He brings an entrepreneurial perspective, as well as risk management and strategic planning experience.
		61	2002

F. D. Hornaday, III	President and Chief Executive Officer, Knit Wear Fabrics, Inc. (circular knit manufacturer), Burlington, NC. A former director and vice chairman of MidCarolina Financial Corporation, Mr. Hornaday brings his multifaceted experience as President of a textile company, adding to the Board’s understanding of the challenges and opportunities facing manufacturing. In addition, his board service in the health industry and his former board service in the trust industry bring value to the Board.	68	2011

Name	Principal Occupation	Age	Director Since
Directors of Class III to continue in office until 2020
Tammy Moss Finley
Executive Vice President, General Counsel and Corporate Secretary, Advance Auto Parts, Inc. (automotive aftermarket parts), Roanoke, VA since May 2016. Executive Vice President, Human Resources, General Counsel and Corporate Secretary, Advance Auto Parts, Inc. from January 2015 to May 2016. Senior Vice President, Human Resources, Advance Auto Parts, Inc. from March 2013 to January 2015. Vice President, Employment Counsel and Government Affairs, Advance Auto Parts, Inc. from March 2010 to March 2013.

Ms. Finley brings significant legal, human resource, retail, risk management, and public company corporate governance expertise from her multiple leadership roles at Advance Auto Parts as well as merger and acquisition experience. In addition, her close ties to the communities the Bank serves benefit the entire organization.
		52	2017

Charles H. Majors
Chairman of the Board of Directors of the Company and the Bank since January 2015. Executive Chairman of the Company and the Bank from January 2013 to January 2015. Chairman and Chief Executive Officer of the Company and Chairman of the Bank from January 2012 to January 2013. President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of the Bank from June 2010 to January 2012. President and Chief Executive Officer of the Company and the Bank from 1994 to June 2010.

Mr. Majors brings his long tenure and experience as the Chief Executive Officer of the Company. His prior experience as a practicing corporate attorney provides significant expertise in risk management, regulatory, and legal issues.
		73	1981

Name	Principal Occupation	Age	Director Since
Claude B. Owen, Jr.	Retired Chairman and Chief Executive Officer of DIMON Incorporated (leaf tobacco dealer), Danville, VA. Mr. Owen brings broad experience in the management and oversight of public companies, including past service as Chairman and Chief Executive Officer of a publicly traded leaf tobacco dealer and as Chairman of a publicly traded grocery wholesaler. He also has significant experience in finance, strategic planning and corporate governance, which provides the Board with a substantial resource. His background helps him fill the role of financial expert on the Company’s Audit Committee.	73	1984

Dan M. Pleasant	Chief Operating Officer, The Dewberry Companies, Inc. (engineering, architectural and consulting), Fairfax, VA. Mr. Pleasant brings significant experience as a professional engineer working in the Company’s market areas in Virginia and North Carolina. In addition, he is the Chief Operating Officer of a large national architectural, engineering and consulting firm. He is a past chairman of the Danville Utility Commission and is currently a board member of the Virginia Economic Development Partnership.	68	2011

Joel R. Shepherd	President, Virginia Home Furnishings, Inc. (furniture retailer) and 220 Self Storage, Inc. (self-storage provider), Rocky Mount, VA. A former chairman of MainStreet BankShares, Inc. and Franklin Community Bank, N.A., Mr. Shepherd brings substantial entrepreneurial, construction, finance and management skills gained through his various enterprises. He also brings banking and investment experience. He was Vice President and Portfolio Manager in the Funds Management Division of Dominion Bankshares, Inc. (acquired by First Union Corporation, now part of Wells Fargo & Company) from 1986 to 1993.	55	2015

Executive Officers

Information on the Company’s executive officers as of December 31, 2018 who are not directors is disclosed in Part I, Item 1, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which was mailed with this proxy statement.

Board Independence

The Company’s Board of Directors has determined that, except for Mr. Majors, Mr. Jeffrey Haley, and Ms. Still, if elected, each director is independent within the director independence standard of the Nasdaq Stock Market LLC (“Nasdaq”), as currently in effect, and within the Company’s director independence standards, as established and monitored by the Company’s Corporate Governance and Nominating Committee.

Michael P. Haley is not related to Jeffrey V. Haley, President and Chief Executive Officer of the Company and the Bank. In order to avoid any confusion, Michael P. Haley will be referred to as Michael Haley and Jeffrey V. Haley will be referred to as Jeffrey Haley in this proxy statement.

Board Members Serving on Other Publicly Traded Company Boards of Directors

Ms. Agee has been a director of RGC Resources, Inc. since 2005 and Healthcare Realty Trust Incorporated since 2016. Michael Haley served as director of Stanley Furniture Company, Inc. from 2003 to 2017, Ply Gem Holdings, Inc. from 2006 to 2018 and LifePoint Health, Inc. from 2005 to 2018. LifePoint Health, Inc. was acquired by Apollo Global Management LLC in 2018 and he continues to serve as a director.

Board of Directors and Committees

Directors are expected to devote sufficient time, energy, and attention to ensure diligent performance of their duties, including attendance at board, committee, and shareholder meetings. The Board of Directors of the Company met 11 times during 2018. The non-management directors held 10 executive sessions during 2018, exclusive of the Chief Executive Officer and any other management. The Chairman of the Board presides at such sessions. In accordance with the Company’s Corporate Governance Guidelines, the independent directors, exclusive of the Chairman of the Board and Chief Executive Officer, also held quarterly executive sessions during 2018. The Chairman of the Corporate Governance and Nominating Committee presides at such sessions. The Board of Directors of the Bank, which consists of all members of the Company’s Board, met 11 times during 2018.

All incumbent directors and director nominees attended at least 80% of the aggregate total number of meetings of the Company's Boards of Directors and committees on which they served in 2018. Ten directors attended the 2018 Annual Meeting of Shareholders.

The Boards of Directors of the Company and the Bank have established various committees, including the Audit Committee, the Capital Management Committee, the Corporate Governance and Nominating Committee, the Human Resources and Compensation Committee, and the Risk and Compliance Committee. Membership and other information on these committees are detailed below.

The Audit Committee met four times in 2018. This Committee currently consists of Ms. Penn and Messrs. Blair, Michael Haley, Harris, and Owen. Ms. Penn serves as the Chairman. The Committee reviews significant audit, accounting and financial reporting principles, policies and practices; is directly responsible for engaging and monitoring the independent auditors of the Company; and provides oversight of the financial reporting and internal auditing functions. A more detailed description of the functions of this Committee is contained under the heading “Report of the Audit Committee.” All of the members of this Committee are considered independent within the meaning of Securities and Exchange Commission (“SEC”) regulations, the listing standards of Nasdaq, and the Company’s Corporate Governance Guidelines. Ms. Penn and Messrs. Michael Haley and Owen, members of the Committee, are qualified as audit committee financial experts within the meaning of SEC regulations and the Board has determined that each has accounting and related financial management expertise within the meaning of the listing standards of Nasdaq.

The Capital Management Committee met five times in 2018.  This Committee currently consists of Messrs. Michael Haley, Owen, Pleasant, and Shepherd. Mr. Pleasant serves as the Chairman. This Committee assists the Board in the following areas: market, interest rate, liquidity and investment risk; capital management; and dividend and securities related matters.

The Corporate Governance and Nominating Committee met four times in 2018. This Committee currently consists of Messrs. Crist, Hornaday, Maddux, Owen, and Shepherd. Mr. Owen serves as the Chairman. The Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines. In addition, the Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also supervises the Board’s annual review of director independence, oversees the Board’s performance self-evaluation and makes recommendations to the Board of Directors regarding director compensation. All the members of this Committee are considered independent within the meaning of SEC regulations, the listing standards of Nasdaq, and the Company’s Corporate Governance Guidelines.

The Human Resources and Compensation Committee met two times in 2018. The Committee currently consists of Mses. Penn and Finley and Messrs. Michael Haley, Love, and Pleasant. Mr. Michael Haley serves as the Chairman. This Committee is responsible for establishing and approving the compensation of executive officers of the Company, except for the compensation of the Chief Executive Officer. The compensation of the Chief Executive Officer is reviewed, discussed, and approved by the independent members of the Board of Directors, upon recommendation of the Committee. The Committee also makes recommendations to the Board of Directors regarding promotions and related personnel matters. The Committee oversees succession planning for the Chief Executive Officer and makes recommendations to the Board of Directors regarding succession. The Committee also reviews and approves the travel related expenses of the Chief Executive Officer. Reference is made to the “Compensation Discussion and Analysis” section of this proxy statement for further information on the duties and responsibilities of this Committee. No member of the Human Resources and Compensation Committee is a current officer or employee of the Company. All members of this Committee are considered independent within the meaning of SEC regulations, the standards of Nasdaq, and the Company’s Corporate Governance Guidelines.

The Risk and Compliance Committee met four times in 2018. This Committee currently consists of Ms. Finley and Messrs. Blair, Harris, Love, and Maddux. Mr. Harris serves as the Chairman. The Committee reviews all aspects of regulatory compliance and significant operational risk and security related matters. These risks include, but are not limited to, credit, information security, fraud, physical security, insurance, and vendor management. The Committee also provides oversight for the Board in the following areas: review of trends affecting the loan portfolio; oversight of the loan review function and credit policy; and review of the adequacy of the allowance for loan losses. This Committee also is focused on the development and evolution of enterprise risk management oversight. In recognition of the nature, extent and sensitivity of technology risks in the financial sector, the Board in 2018 created a subcommittee of the Risk and Compliance Committee to focus on technology and information security. Dr. Maddux is the Chairman and Ms. Finley is a member. Dr. Maddux’s significant technology background brings high-level expertise to this area for the Bank.

The charters of the Board Committees are available on the Company’s website, www.amnb.com. For access to the charters, select the “Investors” icon, then select “Governance Documents.”

Compensation Committee Interlocks and Insider Participation

No member of the Human Resources and Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Director Nominations Process

The Company’s Board of Directors has adopted, as a component of its Corporate Governance Guidelines, a process related to director nominations (the “Nominations Process”). The purpose of the Nominations Process is to describe the manner by which candidates for possible inclusion in the Company’s recommended slate of director nominees are selected. The Nominations Process is administered by the Corporate Governance and Nominating Committee of the Board.

The Committee considers candidates for Board membership suggested by its members, other Board members, management, and shareholders. A shareholder who wishes to recommend a prospective nominee for the Board may, at any time, notify the Company’s Chairman, President or any member of the Committee in writing with supporting material the shareholder considers appropriate. The Committee will consider the shareholder’s recommendation and will decide whether to recommend to the Board the nomination of any person recommended by a shareholder pursuant to the provisions of the Company’s bylaws relating to shareholder proposals, as described in the “Shareholder Communications and Proposals” section of this proxy statement.

Once the Committee has identified a candidate, it makes an initial determination whether to conduct a full evaluation of the candidate based on information accompanying the recommendation and the Committee members’ knowledge of the candidate, which may be supplemented by inquiries to the person making such recommendation or to others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the candidate can satisfy the evaluation factors established in the Corporate Governance Guidelines. The Committee may seek additional information about the candidate’s background and experience. The Committee then evaluates the candidate against the criteria in the Company’s Corporate Governance Guidelines, including, but not limited to, independence, availability for time commitment, skills such as an understanding of the financial services industry, general business knowledge and experience, all in the context of an assessment of the perceived needs of the Board at that point in time. The Committee does not have a formal policy with respect to diversity on the Board. However, it considers diversity as a prerequisite for adequately representing the interests of the various stakeholders in the Company – shareholders, customers, and employees. The Committee seeks diversity in overall board composition. In the Committee’s nominee considerations, diversity is a much broader concept than just the traditional racial and gender dimensions, as it also includes education, geography, business and professional experience and expertise, and civic involvement and responsibility, especially within the Company’s market area. In connection with this evaluation process, the Committee determines whether to interview the candidate, and if warranted, one or more members of the Committee will conduct such interview. After completing the evaluation, the Committee makes a recommendation to the Board of Directors as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Committee.

Corporate Governance and Risk Oversight Practices

In a financial institution, the role of the Board is critical to the success or failure of the enterprise. The Board of Directors is led by the Company’s Chairman, Mr. Majors. The Chairman of the Corporate Governance and Nominating Committee, Mr. Owen, functions as the lead independent director. He chairs the Board in the absence of the Chairman or the Chief Executive Officer or when the Board’s independent directors meet in executive session. Mr. Owen is a retired Chairman and Chief Executive Officer of a publicly traded tobacco company and a former non-executive board chairman of another public company, and his background and experience prepare him well for this role. Meetings of the independent directors are held at least quarterly.

This structure has evolved incrementally over more than 20 years, during the respective tenures of Mr. Majors and Mr. Jeffrey Haley as Chief Executive Officer. In the opinion of the Board, it has served the interests of the shareholders, customers, employees and regulators well, as vouched by the Company’s consistently strong asset quality, earnings, and total return to shareholders.

The Board of Directors of a financial institution is the strategic linchpin in the risk oversight process. Financial institutions deal with credit risk, liquidity risk, interest rate risk, investment risk, operational risk, reputation risk, regulatory risk, and technology and information security risk in the day-to-day conduct of banking business. In order to better manage the risk oversight process, over the past few years the Board has evolved and enhanced its supervision oversight process.

As part of that evolution, there are three standing Board committees whose focus is specifically risk management and oversight: the Audit Committee, the Capital Management Committee, and the Risk and Compliance Committee. The Audit Committee is primarily concerned with financial reporting and internal control related risks. The Capital Management Committee is primarily concerned with market risk, interest rate risk, liquidity risk, investment risk, and capital management. The Risk and Compliance Committee is primarily concerned with developing an enterprise wide risk management strategy. Its focus is mainly operational, credit, regulatory compliance, and technology and information security risk. The Board’s Committee efforts are supplemented and supported by the Executive Risk Committee, which is comprised of members of senior management and the Chairman of the Board.

In the opinion of the Board, this structure provides for a constantly evolving and improving approach to risk management and oversight.

Board Tenure Policy
The Board of the Company has a long-standing policy for the Company and the Bank with respect to the tenure of directors. In summary, it provides for the following:

•	No director will allow himself to be nominated for reelection to the Board of the Company after reaching the age of 72;

•	No director will allow himself to be nominated for reelection to the Board of the Bank, unless at the time of such reelection he was eligible to serve as a director of the Company;

•
Any director who retires or resigns from or severs his current employment, or relocates outside the market area of the Bank, will tender his resignation. The Board may accept the resignation, delay acceptance, or decline to accept it;

•
No inside director will continue to serve as a director after his retirement, resignation or other severance of employment status. However, the Board may waive this requirement if it is deemed in the best interests of the Company or the Bank;

•	No director will be eligible for reelection if he is absent from all meetings for the 12-month period preceding the Annual Meeting of Shareholders at which such election would be held; and

•
Any former director may be elected as a Director Emeritus for a one year term, but may not serve more than three years or be elected after reaching age 75. A Director Emeritus will be entitled to attend and participate in Board meetings, but will not be eligible to vote and their presence will not be considered in the determination of a quorum.

A reference in this proxy statement to one gender, masculine or feminine, includes the other; and the singular includes the plural and vice versa unless the context otherwise requires.

SECURITY OWNERSHIP

The table below includes information on all shareholders of the Company known to management to beneficially own 5% or more of the Company’s common stock.

Name and Address of	Shares of Common Stock Beneficially Owned	Investment Power (1)			Voting Power (1)			Percent of Class
Beneficial Owner	(#) (1)	Shared	Sole	None	Shared	Sole	None	(%)

BlackRock, Inc.	623,737	—	623,737	—	—	609,454	—	5.6%
55 East 52nd Street
New York, New York 10055 (2)
____________________

(1)
For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person or entity is deemed to be the beneficial owner of a security if he or it has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or it has the right to acquire beneficial ownership of the security within 60 days.

(2)
Other than percent of class, this information is based solely upon information as of December 31, 2018 contained in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 4, 2019 relating to the beneficial ownership of the Company’s common stock by BlackRock, Inc. and entities affiliated with BlackRock, Inc. The percent of class in the table above is different than reported in the Schedule 13G/A as it has been computed based on the number of shares beneficially owned by BlackRock, Inc. as reported in the Schedule 13G/A and the number of shares of the Company’s common stock outstanding as of the close of business on the record date for the Annual Meeting, April 9, 2019. The number of shares of the Company’s common stock outstanding on such date includes shares issued in the merger with HomeTown, which occurred on April 1, 2019. The percent of class reported in the Schedule 13G/A, which was computed based on the number of shares of the Company’s common stock outstanding on December 31, 2018, is 7.2%.

The following table sets forth, as of April 9, 2019, the Annual Meeting record date, the beneficial ownership of the Company’s common stock by all directors and nominees for director, all executive officers of the Company named in the Summary Compensation Table on page 31 of this proxy statement, and all current directors and executive officers of the Company as a group.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (#) (1)		Percent of Class (%)

Nancy Howell Agee	10,365		*
Fred A. Blair	22,591	(2)	*
Kenneth S. Bowling	4,747		*
Frank C. Crist, Jr., D.D.S.	114,240		1.02
Tammy M. Finley	3,007		*
Jeffrey V. Haley	57,512	(2) (3)	*
Michael P. Haley	16,380	(4)	*
Charles S. Harris	8,270		*
F. D. Hornaday, III	28,837	(2)	*
John H. Love	24,243		*
Franklin W. Maddux, M.D. FACP	21,807	(2)	*
Charles H. Majors	59,140	(2)	*
Edward C. Martin	2,570	(3)	*
Claude B. Owen, Jr.	31,163	(2)	*
Ronda M. Penn	5,188		*
Dan M. Pleasant	21,908	(4)	*
Joel R. Shepherd	68,976	(2) (4)	*
John H. Settle, Jr.	3,151	(3)	*
Susan K. Still	12,144		*
H. Gregg Strader	17,227	(3)	*
William W. Traynham	27,927	(3)	*
All directors and executive officers as a group (21)	561,393	(5)	5.03
_____________

*	Represents less than 1% ownership.

(1)
For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days.

(2)
Includes shares held by affiliated companies, close relatives, minor children, and shares held jointly with spouses or as custodians or trustees, as follows: Mr. Blair, 224 shares; Mr. Jeffrey Haley, 940 shares;

Mr. Hornaday, 2,072 shares; Dr. Maddux, 300 shares; Mr. Majors, 4,454 shares; Mr. Owen, 4,200 shares; and Mr. Shepherd, 100 shares.

(3)	Includes shares of restricted stock awarded, as follows: Mr. Jeffrey Haley, 33,221 shares; Mr. Martin,
2,570 shares; Mr. Settle, 1,751 shares; Mr. Strader, 12,509 shares; and Mr. Traynham, 19,927 shares; all executive officers as a group, 69,978 shares. The shares are subject to a vesting schedule, forfeiture risk and other restrictions. These shares can be voted at the Annual Meeting.

(4)	Includes stock awards held under a nonqualified deferred compensation plan for directors, as follows:
Mr. Michael Haley, 8,552 shares; Mr. Pleasant, 7,741 shares; and Mr. Shepherd, 2,836 shares. These shares cannot be voted at the Annual Meeting.

(5)	None of the individuals named in the table have pledged their shares as collateral.

COMPENSATION COMMITTEE REPORT

The Human Resources and Compensation Committee of the Board of Directors has reviewed and discussed with the Board and management the Company’s Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive proxy statement on Schedule 14A for the Annual Meeting, portions of which are incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission.

Respectfully submitted,

Michael P. Haley, Chairman
Tammy M. Finley
John H. Love
Dan M. Pleasant
Ronda M. Penn

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s Executive Compensation Philosophy

The purpose of the Company’s compensation philosophy is to treat employees fairly and to pay compensation at a level commensurate with the market, given individual and Company factors and performance. The Company’s compensation programs, levels, practices and policies are consistent with the Company’s values, culture and mission. The Company supports a pay-for-performance culture, creation of an environment where employees can succeed, and values long-standing, productive employee service.

The Human Resources and Compensation Committee of the Board of Directors (the “Committee”) is responsible for establishing and approving the compensation of the executive officers of the Company, except for the compensation of the Chief Executive Officer, which is approved by the independent members of the Board of Directors. The Committee considers a variety of factors and criteria in arriving at its decisions and recommendations for compensation. The Committee’s objective is to attract and retain a superb leadership team with market-competitive compensation and to align the team member’s interests with those of the Company, its customers and its shareholders. Accordingly, a significant portion of the Company’s executive officers’ compensation is directly and materially linked to operating performance. In particular, cash incentive payments and restricted stock awards are heavily dependent on meeting or exceeding Company financial performance goals as well as objective and subjective criteria related to the executive officer’s area of responsibility.

Each director who served on the Committee during 2018 qualifies as a “non-employee director” as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and is an “independent director” as such term is defined in Nasdaq Marketplace Rule 5605(a)(2).

The Committee considers the results of the shareholder advisory say-on-pay vote in its deliberations regarding compensation of the named executive officers. At the Company’s 2018 Annual Meeting, 81.7% of shareholders who voted at the meeting voted for the approval of the compensation levels and programs provided to the named executive officers. The Committee viewed the shareholder vote at the 2018 Annual Meeting as an expression of the shareholders’ overall satisfaction with the Company’s current executive compensation levels and programs. While the shareholder vote reflected support for the Company’s executive compensation, the Committee, the Board of Directors and executive management has evaluated the compensation programs each year to ensure they continue to align the interests of the executives with those of the Company’s shareholders, and continue to strengthen the linkage of pay to performance.

Named Executive Officers

This Compensation Discussion and Analysis section describes the Company’s 2018 executive compensation programs and decisions with respect to the Company’s executive officers and, in particular, each executive officer named in the Summary Compensation Table on page 31 (the “named executive officers”). In 2018, our named executive officers were:

Named Executive Officers	Principal Position During 2018	Years of Service
Jeffrey V. Haley	President and Chief Executive Officer of the Company and the Bank	22
H. Gregg Strader	Executive Vice President and Chief Banking Officer of the Company and the Bank	6
William W. Traynham	Executive Vice President and Chief Financial Officer of the Company and the Bank	10
Edward C. Martin	Executive Vice President and Chief Credit Officer of the Bank	3
John H. Settle, Jr.	Executive Vice President and President of Trust and Investment Services of the Bank	3

Role of Compensation Consultant

During 2017, the Committee retained the services of Pearl Meyer & Partners, LLC (“PM&P”), an independent executive compensation consulting firm, to provide consulting services in connection with conducting a competitive compensation review with respect to the organization’s executive management team, a larger group than the named executive officers. Management was not involved in the decision to use an outside consultant or the selection of PM&P in 2017.

The compensation review encompassed (i) the development of a custom peer group consisting of community banks of comparable size in Virginia and contiguous states, publicly traded, with assets between $1.2 billion and $3 billion; (ii) an assessment of the Company’s executive compensation as compared to market (similar executives in the peer group); (iii) a high level assessment of the Company’s performance relative to peers; and (iv) establishing a basis for discussing potential pay or other compensation changes in future periods.

The 2017 custom peer group of comparable community banks consisted of the following institutions:

Institution Name	Ticker	State
Stock Yards Bancorp, Inc.	SYBT	KY
Atlantic Capital Bancshares, Inc.	ACBI	GA
HomeTrust Bancshares Inc.	HTBI	NC
First Community Bancshares, Inc.	FCBC	VA
WashingtonFirst Bankshares, Inc.	WFBI	VA
Summit Financial Group, Inc.	SMMF	WV
Old Line Bancshares, Inc.	OLBK	MD
Carolina Financial Corporation	CARO	SC
Farmers Capital Bank Corporation	FFKT	KY
Premier Financial Bancorp, Inc.	PFBI	WV
C&F Financial Corporation	CFFI	VA
Access National Corporation	ANCX	VA
Southern First Bancshares, Inc.	SFST	SC
The Community Financial Corporation	TCFC	MD
First United Corporation	FUNC	MD
Entegra Financial Corp.	ENFC	NC
Community Bankers Trust Corporation	ESXB	VA
National Bankshares, Inc.	NKSH	VA

The PM&P review in 2017 determined that overall base salaries provided to executive management approximated 102% of the 75th percentile and 122% of the market median. The review further determined that total direct compensation (total cash plus equity awards) approximated 88% of the 75% percentile and 106% of the market median. The Committee determined that, due to the high performance of the Company, it is desired that salaries and total compensation for the Company’s executive officers should be in the range of 75% of the markets; therefore, PM&P considered 2017 compensation levels competitive with the market. The Board of Directors and the Chief Executive Officer considered this information as part of their decision making process on current executive compensation levels.

During 2017, PM&P reported directly to the Committee. In 2017, the Corporate Governance and Nominating Committee also engaged PM&P to provide a peer comparison of director compensation. The Committee analyzed whether the work of PM&P raised any conflicts of interest, taking into consideration the following factors, among others: (i) the provision of other services to the Company by PM&P; (ii) the amount of fees from the Company paid to PM&P as a percentage of PM&P’s total revenues; (iii) PM&P’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of PM&P or the individual compensation advisors employed by PM&P with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any stock of the Company owned by PM&P or the individual compensation advisors employed by PM&P. The Committee determined, based on its analysis of the above factors, among others, that the work of PM&P and the individual compensation advisors employed by PM&P as compensation consultants or advisors to the Company did not create any conflicts of interest.

During 2018, the Company did not engage PM&P for any services.

CEO Pay Ratio

As required by SEC regulations, the Company is providing the following information about the relationship of the annual total compensation of its median employee and the annual total compensation of its Chief Executive Officer.

For 2018, the median of the annual total compensation of all employees of the Company, excluding the Chief Executive Officer, was $52,796 and the annual total compensation of the Chief Executive Officer was $825,569 as reflected in the Summary Compensation Table on page 31. Based on this information, for 2018, the ratio of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all employees was 16 to 1.

To determine the median of the annual total compensation of all employees of the Company, excluding the Chief Executive Officer, the Company identified its total employee population as of December 31, 2018, which consisted of 322 employees. To identify the median employee, the Company conducted a full analysis of this employee population, without the use of statistical sampling. The median employee was determined using “total compensation” for the full year 2018. “Total compensation” consisted of gross wages which included base wages, bonus, paid time off, and overtime plus Company provided benefits. Gross wages were annualized for employees who were not employed for the full year in 2018. The Company then calculated the annual total compensation of the median employee using the same methodology used in calculating the annual total compensation of the Chief Executive Officer.

Salary

The base salary of each named executive officer is designed to be competitive with that of the Company’s peer banks and bank holding companies. In establishing the base salaries for the named executive officers in 2018, the Committee and Board relied upon an evaluation of each officer’s level of responsibility and performance. The Committee and the independent members of the Board of Directors also took into account the information described above that was provided by PM&P, including the peer group data. In establishing the base salary for the executive officers other than the Chief Executive Officer, the Committee also received and took into account the individual compensation recommendations of the Chief Executive Officer. In executive session, the independent directors collectively evaluated the performance of the Chief Executive Officer, especially as his performance inured to the benefit of the shareholders. The Chairman of the Committee met with the Chief Executive Officer to review the results of the evaluation after the Committee discussion. The 2018 salary of the Chief Executive Officer was ultimately reviewed, discussed, and approved by the independent members of the Board of Directors in executive session, upon recommendation of the Committee.

Performance Compensation and Bonus Program

For 2018, the Board of Directors and the Committee authorized compensation and incentive amounts for executive officers based on achieving certain financial and non-financial goals. Pursuant to the terms of the incentive program, the Company’s executive officers had the opportunity to earn incentive payments for 2018 performance, with the targeted payout for the Chief Executive Officer set at $200,000 and the targeted payout for the other named executive officers set at an amount equal to a range of 25% to 30% of their respective base salaries. For the Chief Executive Officer, the targeted incentive payment was entirely based on achievement of goals based on core earnings per share (“EPS”). For the other named executive officers, 50% of the targeted incentive payment was based on achievement of certain position specific objective goals and the other 50% was based on the achievement of certain goals based on core EPS. Incentive payments are made in a combination of cash and restricted stock grants, with the percentage mix established by the Committee in its sole discretion. The participants have the option of taking a larger percentage of the bonus payment in restricted stock and less in cash.

The financial target was a certain level of core net income (defined as net income, per generally accepted accounting principles, less the impact of fair value and merger related adjustments) on an EPS basis. For the Chief Executive Officer, the targeted core EPS was $2.57, which would result in a $200,000 incentive payment. The minimum threshold was $2.51 in core EPS, which would result in a $100,000 payment. The maximum threshold was $2.67 in core EPS, which would result in a $300,000 payment. For 2018, the Company's core EPS of $2.57 resulted in an incentive payment to Mr. Jeffrey Haley of $100,000 with respect to the cash component and 3,094 shares of common stock (grant date market value of $100,000) with respect to the stock component. For 2019, the incentive program methodology will remain the same for the Chief Executive Officer, but with a different target and thresholds.

For each of the named executive officers other than the Chief Executive Officer, the targeted core EPS of $2.57 would result in an incentive payment equal to 30% of the respective base salaries for Messrs. Strader and Traynham, and an incentive payment equal to 25% of the respective base salaries for Messrs. Martin and Settle. The payment would decrease proportionately if core EPS was under budget and increase proportionately if core EPS exceeded budget, with a maximum of 37.5% for Messrs. Strader and Traynham and 31.25% for Messrs. Martin and Settle. For 2018, the Company achieved $2.57 in core EPS. Accordingly, with respect to the cash component of the incentive program, Mr. Strader received $52,530, Mr. Martin received $29,531, and Mr. Settle received $20,081; and with respect to the stock component of the incentive program, Mr. Strader received 1,634 shares of common stock (grant date market value of $52,800), Mr. Traynham received 2,629 shares of common stock (grant date market value of $84,975), Mr. Martin received 914 shares of common stock (grant date market value of $29,531), and Mr. Settle received 622 shares of common stock (grant date market value of $20,081). For 2018, Mr. Traynham elected to receive all of his bonus payment in restricted stock. Also in 2018, the cash payment and restricted stock grants under the incentive program became subject to achievement of individual non-financial operational goals in addition to core EPS, which were achieved. For 2019, the incentive program methodology will remain the same for these officers, but with different targets and thresholds.

Beginning in 2015, certain named executive officers became eligible to participate in a voluntary, nonqualified deferred compensation plan pursuant to which the officers may defer any portion of their annual cash incentive payments. The eligible executive officers for 2018 were Messrs. Jeffrey Haley, Strader and Traynham. In addition, the Company may make discretionary cash bonus contributions to the deferred compensation plan. Such contributions, if any, are made on an annual basis after the Committee assesses the performance of each of the named executive officers and the Company during the most recently completed fiscal year. The goal of the Committee is to award such discretionary bonus payments commensurate with the officer’s performance during such year. The discretionary cash bonus contributions are indicated under the “Bonus” column of the Summary Compensation Table on page 31. See also “Nonqualified Deferred Compensation” on page 36 for more information on the plan.

In the opinion of the Committee and the Board of Directors, the Company’s compensation practices do not encourage excessive or inappropriate risk taking and are not reasonably likely to have a material adverse effect on the Company, but rather will have a positive effect on the Company.

Equity Compensation Plan

The Company maintains the American National Bankshares Inc. 2018 Equity Compensation Plan (“2018 Plan”), which was designed to attract and retain qualified key personnel, provide employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company, and reward employees for outstanding performance and the attainment of goals. The 2018 Plan was adopted by the Board of Directors of the Company on February 20, 2018, approved by the shareholders on May 15, 2018 at the Company’s 2018 Annual Meeting and expires on February 19, 2028. The 2018 Plan provides for the granting of restricted stock awards, incentive and non-statutory stock options, restricted stock units and other stock-based awards to employees and directors, at the discretion of the Board or a Board designated committee. The 2018 Plan prohibits the payment of dividends or similar distributions on awards, whether subject to time-based or performance-based vesting, unless and until the vesting requirements have been met, and prohibits share recycling. The 2018 Plan authorizes the issuance of up to 675,000 shares of common stock, and replaced the Company’s 2008 Stock Incentive Plan that expired February 18, 2018.

The 2018 Plan is administered by the Committee. Under the 2018 Plan, the Committee determines which employees will be granted restricted stock awards, other stock-based awards and options, whether such options will be incentive or non-statutory options, the number of shares subject to each option, whether such options will be exercised by delivering other shares of common stock, and when such options become vested and exercisable. In general, the per share exercise price of an incentive stock option must be at least equal to the fair market value of a share of common stock on the date the option is granted. Restricted stock is granted under terms and conditions established by the Committee.

Stock options become vested and exercisable in the manner specified by the Committee. Each stock option or portion thereof is exercisable at any time on or after it vests and is exercisable until ten years after its date of grant. No stock options have been backdated or repriced. As of December 31, 2018, options for 13,200 shares are exercisable under the 2008 Plan, all of which were assumed in the MidCarolina Financial Corporation merger. These option shares were all exercised in January 2019. There were no stock options awarded in 2018.

The Company from time-to-time grants shares of restricted stock under the 2018 Plan to key employees and non-employee directors.  The Company believes the awards help align the interests of these employees and directors with the interests of the shareholders of the Company by providing economic value directly related to increases in the value of the Company’s common stock.  The value of the stock awarded is based on the fair market value of the Company’s common stock at the time of the grant, which is the closing price of the stock on the Nasdaq Global Select Market on the grant date.  The Company recognizes expense, equal to the total value of such awards, proportionately over the vesting period of the stock grants.

The current grants of restricted stock do not have performance conditions that must be satisfied in order for the shares to be earned and vest either at or ratably over 36 months after the award date. On January 15, 2019, the Company awarded an aggregate of 18,926 shares of restricted stock to the named executive officers and 25 other senior officers of the Bank.

Unvested restricted stock for the year ended December 31, 2018 is summarized in the following table.

Restricted Stock	Shares	Weighted Average Grant Date Value
Unvested at January 1, 2018	46,501	$26.28
Granted	19,492	$39.38
Vested	(12,712)	$23.50
Forfeited	(483)	$34.70
Unvested at December 31, 2018	52,798	$31.71

As of December 31, 2018, total unrecognized compensation cost related to unvested restricted stock granted under the 2008 Plan and the 2018 Plan amounted to $647,000.  This cost is expected to be recognized over the next 12 to 36 months.

Retirement Plan

Through December 31, 2009, the Company’s retirement plan was a non-contributory defined benefit pension plan that covered all full-time employees of the Company who were 21 years of age or older and who had at least one year of service. Advanced funding of the plan was accomplished by using the actuarial cost method known as the “collective aggregate cost method”.

The plan was closed to new participants at December 31, 2009. On that date, the Company converted the plan to a cash balance plan. Participant balances at that date reflected the net present value of the plan’s then existing obligation to the participants. Beginning January 1, 2010, participants earn income each year based on the ten-year U.S. Treasury note yield established at December 31 of the prior year, subject to certain adjustments.

401(k) Employee Savings Plan

The Company sponsors a 401(k) Employee Savings Plan in which all full-time employees (age 21 and older) are eligible to participate. The Company matches 100% of employee contributions on the first 3% of earned compensation and 50% of employee contributions of the second 3% of earned compensation. Perquisites received by executive officers are not included as earned compensation under this plan. The Company’s contributions are not subject to a vesting schedule.

Perquisites

Due to the geographic size of the Company’s market area, in 2018 the Company provided the Chief Executive Officer and the Chief Banking Officer with an automobile, and reimbursed them for the cost of fuel and maintenance for the vehicles other than the estimated amount of personal use of the vehicles. In 2019, such arrangement will continue for the Chief Executive Officer and the Chief Banking Officer. There is no tax gross-up provided by the Company for any employee perquisites.

Other Benefit Plans

Executive officers participate in the Company’s benefit plans on the same terms as other employees. These plans include medical, dental, life, and disability insurance. The Company provides life insurance coverage equal to four times the employee’s salary for all eligible employees. Coverage in excess of $50,000 is subject to taxation paid by the employee based on Internal Revenue Service guidelines.

Executive Employment Agreements and Change in Control Arrangements

The Company recognizes that, as a publicly held financial services company, it is imperative that it maintain stability and continuity in its executive management positions. The Company also understands that the possibility of a change in control of the Company exists. In order to protect the interests of the shareholders and the Company, to promote continuity in the event of a change in control and to minimize uncertainty among executive management, the Company and its executive officers have entered into employment agreements that contain severance arrangements in connection with a change in control of the Company. All named executive officers currently have operative employment agreements.

On March 2, 2015, the Company entered into separate employment agreements with Messrs. Jeffrey Haley, Strader and Traynham. Mr. Martin entered into his agreement on September 21, 2016, which was his hire date. Mr. Settle entered into his agreement on February 8, 2017, approximately four months after his hire date. Each agreement has an initial three year term that, other than with respect to Messrs. Martin and Settle, extended through December 31, 2017. Mr. Martin’s agreement provides for an initial three year term that extends through December 31, 2019 and Mr. Settle’s agreement provides for an initial three year term that extends through October 31, 2019.

Effective January 1, 2016, Mr. Jeffrey Haley’s agreement renews automatically on a daily basis, so that the term of employment always has at least two years to run. Effective January 1, 2017, the agreements for Messrs. Strader and Traynham renew automatically on a daily basis so that the term of employment always has at least one year to run. Effective January 1, 2019, Mr. Martin’s agreement renews automatically on a daily basis so that the terms of employment always have at least one year to run. Effective November 1, 2018, Mr. Settle’s agreement renews automatically on a daily basis so that the terms of employment always have at least one year to run. Each agreement will automatically terminate on the first day of the month immediately following the month in which the officer turns 70.

The Company may give each of the named executive officers, other than Mr. Jeffrey Haley, notice of nonrenewal of such officer’s agreement at any time, and the agreement will terminate one year thereafter. In the case of Mr. Jeffrey Haley, notice of nonrenewal may be given at any time and his agreement will terminate two years thereafter.

The agreements provide that each officer’s base salary will be reviewed annually, and that the officers will be entitled to participate in such short-term and/or long-term cash and equity incentive plans as the Company may determine.

If the Company terminates the officer’s employment for any reason other than for “Cause” or if the officer terminates his employment for “Good Reason” (each as defined in the agreement), the Company will, subject to the officer’s execution and non-revocation of a general release of claims, make a lump sum payment in an amount equal to the product of (x) the officer’s “Final Monthly Compensation” (defined in the agreement as the sum of the officer’s base salary in effect at the date of termination and the annual bonus paid or payable for the most recently completed year, divided by twelve) times (y) the number of months remaining between the date of termination and the expiration of the current employment term. The Company will also make a lump sum payment in an amount equal to the product of (x) the amount of the monthly group insurance premiums contributed by the Company for the officer’s health, dental and vision insurance coverage (exclusive of the amounts paid by the officer for such coverage) (the “COBRA Premium”) times (y) the number of months remaining between the date of termination and the expiration of the current employment term. Upon termination of employment, each officer will be subject to certain noncompetition and nonsolicitation restrictions for one year.

The employment agreements include a double-trigger severance structure in the event of a change in control. If a change in control of the Company occurs and the officer’s employment is terminated without Cause or for Good Reason within 24 months following the change in control, the following severance benefits will be paid: (i) the amount of any incentive or bonus compensation earned which has not been paid; (ii) a pro-rated bonus based on the prior year’s cash bonus amount; (iii) a lump sum payment equal to 2.99 times Mr. Jeffrey Haley’s “Final Compensation” and 2.0 times each of the other named executive officers’ “Final Compensation” (defined in the agreements as the base salary in effect at the date of termination plus the highest annual cash bonus paid or payable for the two most recently completed years); and (iv) a lump sum payment equal to the monthly COBRA Premium times 36 months in the case of Mr. Jeffrey Haley and times 24 months in the case of each of the other named executive officers.

Pursuant to the 2018 Plan, the Committee may provide change in control acceleration parameters under which all, or a portion, of the restricted stock will vest upon the occurrence of a change in control.

Each agreement provides that the severance payments and benefits to which the officer may be entitled in connection with a change in control will be reduced to the amount that does not trigger the golden parachute excise tax under Section 4999 of the Internal Revenue Code of 1986. No reduction, however, will be made and the officer will be responsible for all excise and other taxes if his after-tax position with no cutback exceeds his after-tax position with a cutback by at least 5%.

Potential Payments upon Termination or Change in Control

If a change in control had occurred on December 31, 2018, and the named executive officers were terminated on that same date, the compensation and benefits that would be payable to each of the named executive officers under the terms of their employment agreements are identified in the following table. This hypothetical scenario would require payment of each officer’s “Final Compensation” as determined under his employment agreement, accrued bonus, and coverage under the Company’s healthcare plan through December 31, 2020. Stock awards represent the market value of restricted shares of stock that have not vested as of December 31, 2018.

Name	Final Compen-sation ($) (1)	Accrued Bonus ($)	COBRA Premium ($)	Stock Awards ($)

Jeffrey V. Haley	2,120,658	177,250	16,200	479,500
H. Gregg Strader	889,120	87,730	10,800	330,085
William W. Traynham	718,850	28,325	10,800	234,512
Edward C. Martin	531,562	29,531	10,800	63,966
John H. Settle, Jr.	473,740	20,081	10,800	59,785
______________

(1)	See “Executive Employment Agreements and Change in Control Arrangements” beginning on page 25 for the components included in “Final Compensation.”

Tax and Accounting Considerations

The Company’s practice is to expense salary, bonus and incentive compensation, and benefit costs as they are incurred for tax and accounting purposes. Salary, bonus and incentive compensation, and some benefit payments are taxable to the recipient as ordinary income. The tax and accounting treatment of the various elements of compensation is not a major factor in the Company’s decision making with respect to executive compensation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible. The Company did not have any nondeductible compensation in 2018.

Security Ownership Guidelines and Hedging of Securities

Stock ownership guidance is in effect for executive officers of the Company. The Chief Executive Officer is expected to maintain stock ownership equal to at least three times his current base salary. The Executive Vice Presidents are expected to maintain stock ownership equal to at least two times their current base salary. No formal deadline has been set for compliance with the above guidelines. However, the executive officers are increasing their equity ownership in the Company as quickly as practical.

The Committee has adopted a policy which requires that any grants of restricted stock to executive officers be held by the grantee until fully vested, so long as he or she has achieved the overall ownership guidelines set by the Company. The Company does not have any policies regarding executive officers’ hedging the economic risk of ownership of the Company’s common stock.

Compensation Recovery Policy

The Board of Directors has approved a Compensation Recovery Policy that allows the Company to recoup from an officer any portion of incentive-based compensation (cash, incentive/bonus awards and all forms of equity based compensation) as the Board deems appropriate if it is determined that such officer (either a current or former officer of the Company or the Bank) engaged in fraud, willful misconduct or violation of Company or Bank policy that caused or otherwise contributed to the need for a material restatement of the Company’s financial results. Recommendations to recover any portion of incentive-based compensation will be presented to the Board by the Committee after review of all relevant facts and circumstances.

COMPENSATION TABLES

Summary Compensation Table

The following table reflects total compensation paid to or earned by the Company’s named executive officers during the year ended December 31, 2018.

In accordance with SEC rules, the amounts in the columns for stock awards reflect the grant date fair market value of the stock awards. Assumptions made in the calculation of these amounts are contained in Note 13 to the Company’s audited financial statements for the year ended December 31, 2018, included in the Company’s 2018 Annual Report on Form 10-K.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incen-tive Plan Com-pen-sation ($) (3)	Change in Pension Value and Non-Qualified Deferred Compen-sation Earnings ($) (4)	All Other Com-pen-sation ($) (5)	Total ($)

Jeffrey V. Haley	2018	514,039	77,250	126,523	100,000	(19,506)	27,263	825,569
President and Chief	2017	488,227	73,500	104,183	117,000	50,475	27,038	860,423
Executive Officer of	2016	438,269	66,000	83,341	112,500	18,411	26,461	744,982
the Company and
the Bank

H. Gregg Strader	2018	349,808	35,200	92,454	52,530	—	24,284	554,276
Executive Vice President	2017	338,462	34,000	49,394	59,160	—	17,551	498,567
and Chief Banking Officer	2016	298,269	30,000	37,302	56,250	—	15,872	437,693
of the Company and
the Bank

William W. Traynham	2018	282,932	28,325	49,858	—	—	26,656	387,771
Executive Vice President	2017	273,539	27,500	41,408	47,850	—	25,097	415,394
and Chief Financial	2016	236,758	23,700	39,930	44,437	—	24,519	369,344
Officer of the Company
and the Bank

Edward C. Martin (6)	2018	235,817	—	17,036	29,531	—	20,608	302,992
Executive Vice President	2017	225,000	—	8,335	26,100	—	18,024	277,459
and Chief Credit Officer	2016	—	—	—	—	—	—	—
of the Bank

John H. Settle, Jr. (7)	2018	216,057	—	6,869	20,081	—	20,277	263,284
Executive Vice President	2017	—	—	—	—	—	—	—
and President of Trust	2016	—	—	—	—	—	—	—
and Investment Services
of the Bank
_____________

(1)
The Human Resources and Compensation Committee assessed the performance of the eligible executive officer and the Company during the indicated year, and awarded discretionary cash bonus payments commensurate with the officer’s performance. For 2018, 2017 and 2016, the payments were made by contributions into an account established for the officer under the Company’s nonqualified deferred compensation plan for eligible executive officers of the Company.

(2)
Amounts shown represent the aggregate full grant date fair value of each award calculated in accordance with FASB ASC Topic 718. The assumptions made in the calculation of these amounts are contained in Note 13 to the Company’s audited financial statements for the year ended December 31, 2018, included in the Company’s 2018 Annual Report on Form 10-K.

(3)
Represents cash award for individual and Company performance under the incentive program based upon achievement of specific goals approved by the Board. Achievement of specific goals and amounts of cash awards are determined by the Human Resources and Compensation Committee and submitted to the Board for approval. Participants have the option of taking a larger percentage in restricted stock and less in cash.

(4)
Because the pension plan was converted to a cash balance plan and frozen effective December 31, 2009, the assumptions used to determine the present value of accumulated benefit for each participant were changed so that the present value of accumulated benefit shown as of the end of that year was equal to the opening balance under the cash balance plan.  This is the same amount that would have been payable under the prior plan had the participant terminated employment and elected a lump sum payment.  There were no benefit increases for any participant attributable to the cash balance plan conversion.

(5)	Details of other compensation for each of the executive officers appear in the All Other Compensation table shown below.

(6)	Mr. Martin was appointed an executive officer of the Bank on March 30, 2017.

(7)	Mr. Settle was appointed an executive officer of the Bank on February 8, 2017.

Other Compensation Table

Name	Year	Company Contribution to 401(k) Plan ($)	Other Benefits ($) (1)	Total ($)

Jeffrey V. Haley	2018	12,375	14,888	27,263
	2017	12,150	14,888	27,038
	2016	11,925	14,536	26,461

H. Gregg Strader	2018	12,375	11,909	24,284
	2017	12,150	5,401	17,551
	2016	11,925	3,947	15,872

William W. Traynham	2018	10,926	15,730	26,656
	2017	10,764	14,333	25,097
	2016	10,318	14,201	24,519

Edward C. Martin	2018	11,786	8,822	20,608
	2017	10,125	7,899	18,024
	2016	—	—	—

John H. Settle, Jr.	2018	9,717	10,560	20,277
	2017	—	—	—
	2016	—	—	—
______________

(1)	Other benefits include company paid insurance premiums for all named executive officers.

Grants of Plan-Based Awards in 2018

The following table provides information on the restricted stock awards granted to the named executive officers during the year ended December 31, 2018. The amounts in the column for the grant date fair value of the stock awards reflect the grant date fair market value of the stock awards. Assumptions made in the calculation of these amounts are contained in Note 13 to the Company’s audited financial statements for the year ended December 31, 2018, included in the Company’s 2018 Annual Report on Form 10-K. There were no stock options granted in 2018.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#) (1)	Grant Date Fair Value of Stock and Option Awards ($)

Jeffrey V. Haley	1/16/2018	2,959	117,000
H. Gregg Strader	1/16/2018	4,025	159,160
William W. Traynham	1/16/2018	1,210	47,850
Edward C. Martin	1/16/2018	660	26,100
John H. Settle, Jr.	1/16/2018	521	20,570
_____________________

(1)
Restricted stock granted under the 2008 Stock Incentive Plan. The restricted stock awards vest 36 months after the date of issue. Restricted stock has no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability, retirement, reduction-in-force and change in control).

Outstanding Equity Awards at Fiscal Year-End

The following table reflects the outstanding stock awards as of December 31, 2018 for the named executive officers. All restricted stock awards were granted at fair market value at the grant date and vest after 36 months. There were no stock options outstanding as of December 31, 2018.

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)

Jeffrey V. Haley	12,790	379,500	—	—
H. Gregg Strader	8,365	277,285	—	—
William W. Traynham	5,006	149,537	—	—
Edward C. Martin	962	34,435	—	—
John H. Settle, Jr.	1,073	39,704	—	—

Option Exercises and Stock Vested

The following table reflects stock options exercised and shares acquired upon the vesting of restricted stock awards in 2018 by the named executive officers and the value realized on exercise and vesting. There were no stock options exercised in 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Jeffrey V. Haley	2,313	91,595
H. Gregg Strader	1,388	54,965
William W. Traynham	1,041	41,224
Edward C. Martin	302	11,265
John H. Settle, Jr.	—	—
_______________________

(1)	The value realized on vesting is based on the closing price of the Company’s common stock on the date of vesting multiplied by the number of shares acquired.

Pension Benefits

The following table reflects the actuarial present value of the named executive officers’ accumulated benefits under the Company’s former pension plan and the number of years of service earned and credited under the plan as of December 31, 2009, which was the final year of the plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Jeffrey V. Haley	Pension	13	279,554
H. Gregg Strader (1)	Pension	—	—
William W. Traynham (1)	Pension	—	—
Edward C. Martin (1)	Pension	—	—
John H. Settle, Jr. (1)	Pension	—	—
____________________

(1)
Messrs. Martin and Settle joined the Company in 2016, Mr. Strader in 2013 and Mr. Traynham in 2009. The pension plan was closed to new participants before the officers became eligible for any credited service or accumulated benefit under the plan.

Nonqualified Deferred Compensation

The executive officers of the Company are entitled to participate in the American National Bank & Trust Company Deferred Compensation Plan. Pursuant to the Deferred Compensation Plan, eligible employees can defer up to 100% of base salary or annual cash bonus or both, on an annual basis. Deferral elections are made by eligible executives in December of each year for amounts to be earned in the following year. The plan is administered through the Virginia Bankers Association.

The Company has the option to make a discretionary cash bonus contribution to the account of each eligible executive officer on an annual basis. Such contribution, if any, is made after the Human Resources and Compensation Committee assesses the performance of the officer and the Company with respect to the most recently completed fiscal year. The Company made discretionary contributions of $140,775 in the aggregate to the plan accounts of the eligible executive officers in early 2019, related to the Company’s operational performance and financial results for 2018.

Amounts deferred under the plan are payable beginning on the first day of the calendar quarter following a distributable event. A distributable event includes termination of employment or normal retirement. Distributions can be received either as a lump-sum payment or in monthly or annual installments over a period of not more than 20 years.

The following table provides certain information on nonqualified deferred compensation contributions by the Company and the eligible named executive officers, as well as earnings or losses on such compensation, with respect to the named executive officers during 2018.

Name	Executive Contributions in 2018 ($) (1)	Registrant Contributions in 2018 ($) (2)	Aggregate Earnings/ (Losses) in 2018 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2018 ($)

Jeffrey V. Haley	—	77,250	(19,576)	—	286,860
H. Gregg Strader	—	35,200	(8,822)	—	128,342
William W. Traynham	—	28,325	(6,066)	—	182,938
Edward C. Martin (3)	—	—	—	—	—
John H. Settle, Jr. (3)	—	—	—	—	—

______________________

(1)	No executive made a voluntary deferral of a bonus payment in 2018.

(2)
The amounts in this column reflect the Company’s contributions to the nonqualified deferred compensation plan. The compensation was earned in 2018, credited to the participant’s account on January 18, 2019 and is included in the “Bonus” column of the Summary Compensation Table on page 31.

(3)	Messrs. Martin and Settle, as executive officers of the Bank only, are not eligible to participate in the nonqualified deferred compensation plan.

Director Compensation

During 2018, directors of the Company received their quarterly retainer in the form of restricted stock with a market value of $7,500. These shares were paid quarterly. The attendance fee for each committee meeting or Bank board meeting was $725 in cash or restricted stock with a market value of $900, also paid quarterly. In addition, the chairmen of the five standing board committees of the Company received annual retainers. The chairmen of the Audit Committee, Capital Management Committee, Corporate Governance and Nominating Committee, Human Resources and Compensation Committee, and Risk and Compliance Committee receive $2,400 in cash or shares of restricted stock with a market value of $3,000. Director compensation will remain the same for 2019.

During 2012, the Board approved an unfunded, nonqualified deferred compensation plan within the meaning of Section 409A of the Internal Revenue Code. This plan granted outside directors the option to defer cash or restricted stock compensation. Amounts deferred were credited to a bookkeeping reserve account maintained by the Company. Such reserve accounts rise and fall with the value of the underlying restricted stock held and any dividends are reinvested in Company stock. Amounts credited to the participant’s account will be payable in lump sum in Company stock on the first business day following the 30th day after the director’s separation of service. Three of the current outside directors elected this option in prior years. This option was not available in 2018 and is no longer available for deferral of future fees.

Effective January 1, 2018, Board policy requires the directors to maintain ownership of a minimum aggregate market value of $250,000 with respect to shares received for service on the Board. Additional shares may be sold as long as the director maintains the required minimum market value amount. Dividends paid on the shares may be reinvested or not, at the option of the director. The purpose of the stock for fees payment option is to encourage greater equity ownership in the Company and, thereby, further align the interests of each director with the interests of the shareholders at large. The Board of Directors sets the retainer and attendance fee based upon recommendation from the Corporate Governance and Nominating Committee. In making its recommendation, the Committee reviews the director compensation of peer banks and received a comparison of peer bank compensation for directors provided by PM&P. There is no tax gross-up provided by the Company for any director compensation. Non-employee directors living outside the Danville area are reimbursed for meeting-related travel and lodging expenses. Non-employee directors were excluded from the Company’s retirement plan and, therefore, do not qualify for pension benefits. Directors who are employees of the Company do not receive any director compensation.

In 2018, Mr. Majors, in his role as Chairman of the Company and the Bank, received director fees of $40,000 per quarter. Mr. Majors devotes a significant amount of his time to Board governance, risk oversight, advisory and administrative matters, as well as maintains an active engagement with potential merger and acquisitions opportunities. The Board expects that Mr. Majors will devote approximately 50% of a full time equivalent workweek to the Company’s business. He does not receive any employee compensation, restricted stock, or the other fees customarily paid to the directors. It is anticipated that Mr. Majors will continue to receive similar director fees in 2019.

The following table reflects the director compensation earned or paid during 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2) (3)	Total ($)
Nancy Howell Agee (4)	—	—	—
Fred A. Blair	—	48,900	48,900
Kenneth S. Bowling (4)	—	—	—
Frank C. Crist, Jr., D.D.S.	—	48,900	48,900
Ben J. Davenport, Jr. (5)	—	11,633	11,633
Tammy M. Finley	—	44,400	44,400
Jeffrey V. Haley (6)	—	—	—
Michael P. Haley	—	54,600	54,600
Charles S. Harris	13,775	33,000	46,775
F.D. Hornaday, III	—	48,900	48,900
John H. Love	2,175	41,700	43,875
Franklin W. Maddux, M.D.	—	48,000	48,000
Charles H. Majors	160,000	—	160,000
Claude B. Owen, Jr.	—	56,400	56,400
Ronda M. Penn	—	49,200	49,200
Dan M. Pleasant	—	50,100	50,100
Joel R. Shepherd	—	49,800	49,800
Total	175,950	585,533	761,483
____________________

(1)
Restricted stock was awarded with a market value of $7,500 for the quarterly retainer, and $900 per committee meeting or Bank board meeting, issued quarterly based on the closing price of the Company’s common stock on the first market day of the third month of the quarter. In addition, restricted stock was awarded with a market value of $3,000 for the annual retainer for the chairmen of the Audit Committee, Capital Management Committee, Corporate Governance and Nominating Committee, Human Resources and Compensation Committee, and Risk and Compliance Committee, issued annually based on the closing price of the Company’s common stock on the first market day of the sixth month of the year.

(2)
Restricted stock awarded in 2018, as follows: Mr. Blair, 1,292 shares; Dr. Crist, 1,292 shares; Mr. Davenport, 309 shares; Ms. Finley, 1,178 shares; Mr. Michael Haley, 1,444 shares; Mr. Harris, 868 shares; Mr. Hornaday, 1,291 shares; Mr. Love, 1,104 shares; Dr. Maddux, 1,269 shares; Mr. Owen, 1,488 shares; Ms. Penn, 1,298 shares; Mr. Pleasant, 1,323 shares; and Mr. Shepherd, 1,315 shares.

(3)
In accordance with SEC rules, the amounts in the column for stock awards reflect the grant date fair market value of the stock awards. Assumptions made in the calculation of these amounts are contained in Note 13 to the Company’s audited financial statements for the year ended December 31, 2018, included in the Company’s 2018 Annual Report on Form 10-K.

(4)	Ms. Agee and Mr. Bowling became directors of the Company effective April 1, 2019.

(5)
Mr. Davenport retired from the Board of Directors effective at the 2017 Annual Meeting. He served as Director Emeritus from May 16, 2017 until May 15, 2018 and received $11,633 in compensation (309 shares) from January 1, 2018 through May 15, 2018 for this service.

(6)	Mr. Jeffrey Haley, as an employee of the Company, does not receive any compensation for his service as a director.

Deferred Compensation for Current Chairman and Former Chief Executive Officer

The Bank entered into a deferred compensation agreement with Charles H. Majors, the Company’s current Chairman and former Chief Executive Officer, initially as of February 22, 1993, and most recently amended and restated as of December 31, 2008. The agreement, which was entered into in connection with Mr. Majors’ employment with the Bank, requires an annual payment of $50,000 for a period of ten years to Mr. Majors or his designated beneficiary, commencing within three months of his termination of employment or death, whichever occurs first. The amount of the payment is fixed and the funds for payment are not established in an account that allows for additional contributions or earnings growth. Mr. Majors is an unsecured creditor for the payments under this agreement. Payments under this agreement are independent of, and in addition to, those under any other plan, program, or agreement between Mr. Majors and the Company or the Bank. Mr. Majors received his first payment on July 1, 2015.

RELATED PARTY TRANSACTIONS

In the ordinary course of its business, the Bank makes loans to, accepts deposits from, and provides other banking services to, certain directors and executive officers of the Company, their associates, and members of their immediate families. Loans are made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable loans with persons not affiliated with the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features. Such loans are processed through the Bank’s normal credit approval procedures, but ultimate approval authority rests with the Board of Directors of the Bank. Rates paid on deposits and fees charged for other banking services and other terms of these transactions, are also the same as those prevailing at the time for comparable transactions with persons not affiliated with the Bank. The Bank expects to continue to enter into transactions in the ordinary course of business on similar terms with the directors, officers, principal shareholders, their associates, and members of their immediate families. Loans outstanding to such persons at December 31, 2018 and 2017 totaled $18,074,000 and $14,221,000, respectively. None of such loans have been on non-accrual status, 90 days or more past due, or restructured at any time.

From time to time the Company may also enter into other types of business transactions or arrangements for services with the Company’s directors, officers, principal shareholders or their associates. These types of transactions or services might include, among others, purchases of equipment or provision of legal services. The Company will only enter into such arrangements if it is determined that the prices or rates offered are comparable to those available to the Company from unaffiliated third parties. Management approves such transactions on a case by case basis. The Company does not have written policies or procedures with respect to such approvals. As of December 31, 2018, the Company has no such reportable transactions.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (ii) the appointment, compensation, retention and oversight of the independent accountants engaged to prepare or issue an audit report on the financial statements of the Company, (iii) the soundness of the Company’s systems of internal controls regarding finance and accounting compliance, and (iv) the independence and performance of the Company’s internal audit staff. The Committee strives to provide an open avenue of communication between the Board of Directors, management, the internal auditor, and the independent accountants.

All of the members of this Committee are considered independent within the meaning of SEC regulations, the listing standards of Nasdaq, and the Company’s Corporate Governance Guidelines. Additionally, each member is considered an “independent director,” as that term is defined by Nasdaq Marketplace Rule 5605(a)(2).

Mr. Michael Haley, Mr. Owen and Ms. Penn, members of the Committee, are qualified as audit committee financial experts within the meaning of SEC regulations and the Board has determined that each has accounting and related financial management expertise within the meaning of the listing standards of Nasdaq.

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2018. The Committee has discussed with Yount, Hyde and Barbour, P.C., the Company’s independent registered public accounting firm during fiscal year 2018, the matters required to be discussed by the auditing standards of the Public Company Oversight Board, including Auditing Standard No. 16, Communications with Audit Committees, regarding the conduct of the audit. The Audit Committee has also received written disclosure regarding the firm’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and be filed with the SEC.

The Audit Committee pre-approves all audits, audit-related, and tax services on an annual basis, and, in addition, authorizes individual engagements that exceed pre-established thresholds. Any additional engagement that falls below the pre-established thresholds must be reported by management at the Audit Committee meeting immediately following the initiation of such an engagement.

A copy of the Audit Committee charter is available on the Company’s website, www.amnb.com. For access to the charter, select the “Investors” icon, then select “Governance Documents.”

Respectfully submitted,

Ronda M. Penn, Chairman
Fred A. Blair
Michael P. Haley
Charles S. Harris
Claude B. Owen, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company annually considers the selection of the Company’s independent public accountants. On March 8, 2019, the Audit Committee appointed Yount, Hyde and Barbour, P.C. to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Yount, Hyde and Barbour, P.C. has served as the Company’s independent public accountants since May 2002.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2018 and 2017

Yount, Hyde and Barbour, P.C. audited the consolidated financial statements included in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2018 and 2017; reviewed the Company’s quarterly reports on Form 10-Q during the years ended December 31, 2018 and 2017; and audited management’s assessment of internal control over financial reporting as of December 31, 2018 and 2017. The following table presents aggregate fees paid or to be paid by the Company and the Bank for professional services rendered by Yount, Hyde and Barbour, P.C. for the years ended December 31, 2018 and 2017.

	2018	2017
Audit Fees	$200,450	$188,950
Audit-related Fees	5,750	5,500
Tax Fees	16,550	16,050
Total	$222,750	$210,500

Audit-related fees are for pre-approved consultation concerning financial accounting and report and preforming a Housing and Urban Development (HUD) audit. Tax fees are for the preparation of the annual consolidated federal and state income tax returns.

PROPOSAL THREE – RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Yount, Hyde and Barbour, P.C. as the Company’s independent registered public accounting firm for 2019. The services that Yount, Hyde and Barbour, P.C. will perform will consist primarily of the examination and audit of the Company’s consolidated financial statements, tax reporting assistance, and other audit and accounting matters. Representatives of Yount, Hyde and Barbour, P.C. are

expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The selection of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders for ratification. The Company is doing so because it believes that it is a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the selection of Yount, Hyde & Barbour, P.C., the Audit Committee will reconsider whether to retain Yount, Hyde & Barbour, P.C., and may retain that firm or another firm without re-submitting the matter to the shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that a change would be in the Company’s best interests.

The ratification of the appointment of Yount, Hyde and Barbour, P.C. requires that the votes cast “for” exceed the number of votes cast “against” the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Proxies solicited by the Board will be voted in favor thereof unless a shareholder has indicated otherwise on the proxy.

PROPOSAL FOUR – ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with SEC regulations, the Company is providing shareholders with an advisory (non-binding) vote on the compensation programs for the named executive officers (sometimes referred to as “say on pay”). At the Company’s 2017 Annual Meeting, shareholders voted in favor of having an advisory (non-binding) vote on executive compensation every year. Accordingly, shareholders are being asked to approve the following resolution at the Annual Meeting:
“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.”
This vote is nonbinding. The Board and the Human Resources and Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described under the “Compensation Discussion and Analysis” section of this proxy statement, the Company’s compensation programs are designed to treat employees fairly and to pay compensation at a level commensurate with the market, given individual and Company factors and performance. A core objective is to attract and retain a superb leadership team with market-competitive compensation and to align the team member’s interests with those of the Company, its customers and its shareholders. Accordingly, a significant portion of the Company’s executive officers’ compensation is directly and materially linked to operating performance. The Company believes that its compensation program, with its balance of short-term and long-term incentives and share ownership guidelines, rewards sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis section and related disclosures.
The Board of Directors unanimously recommends that shareholders vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.

CODE OF CONDUCT

The Board of Directors has adopted a Code of Conduct, which applies to all directors and employees of the Company and the Bank. A portion of the Code of Conduct has special provisions for senior financial officers of the Company and the Bank, which apply to the Company’s Principal Executive Officer and Principal Financial Officer, as well as, the Bank’s Chief Accounting Officer or person performing similar functions for the Company and/or the Bank. The Code of Conduct for senior financial officers meets the requirements of a “code of ethics” as defined by Item 406 of the SEC’s Regulation S-K. The Code of Conduct is available on the Company’s website, www.amnb.com. Select the “Investors” icon, and then select “Governance Documents.” The Code of Conduct is reviewed and reaffirmed on an annual basis by the Board, executive officers, and all other employees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, the Company’s directors and executive officers are required to report their beneficial ownership of Company common stock and any changes in that ownership to the SEC. Specific dates for such reporting have been established by the SEC, and the Company is required to indicate in this proxy statement any failure to file by the established dates during 2018. Based upon a review of filings with the SEC and written representation that no other reports were required, the Company believes that all of its directors and executive officers were in compliance with such reporting requirements during 2018.

SEPARATE COPIES FOR BENEFICIAL OWNERS

Pursuant to SEC rules, institutions that hold shares in “street name” for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner may request a separate copy of the proxy statement or annual report by writing the Company at Investor Relations, P.O. Box 191, Danville, Virginia 24543 or by telephoning 1-434-773-2220.

SHAREHOLDER COMMUNICATIONS AND PROPOSALS

Shareholders interested in communicating directly with the Corporate Governance and Nominating Committee, which is charged with handling all such communication to non-management members of the Board of Directors of the Company, may send correspondence to the Corporate Governance and Nominating Committee, P.O. Box 191, Danville, Virginia 24543.

The Corporate Governance and Nominating Committee has approved a process for handling correspondence received by the Company and addressed to non-management members of the Board. Under the process, the Assistant Secretary of the Company will forward all mail specifically addressed to a member of the Board of Directors. If correspondence is specifically addressed only to a committee, the Assistant Secretary of the Company will forward the mail to the Chairman of said committee. If any mail is received that is addressed only to “Board of Directors,” or “Non-Management Member of the Board of Directors,” said mail will be forwarded by the Assistant Secretary of the Company to the Chairman of the Board. Correspondence relating to accounting, internal controls or auditing matters are brought to the attention of the Chairman of the Audit Committee.

To be considered for inclusion in the Company’s proxy statement relating to the 2020 Annual Meeting, shareholder proposals, including recommendations for director nominees, must be received by the Company at its principal office in Danville, Virginia, no later than December 14, 2019.

In addition to any other applicable requirements, for business to be properly brought before next year’s Annual Meeting by a shareholder, if the proposal is not to be included in the Company’s proxy statement, the Company’s bylaws provide that the shareholder must give notice in writing to the Secretary of the Company no later than February 12, 2020. As to each such matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name, record address of, and number of shares beneficially owned by the shareholder proposing such business, and (iii) any material interest of the shareholder in such business.

REFERENCES TO OUR WEBSITE ADDRESS

References to the Company’s website address throughout this proxy statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of the SEC rules or that of Nasdaq. These references are not intended to, and do not, incorporate the contents of the Company’s website by reference into this proxy statement or the accompanying materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2019

A complete set of proxy materials relating to the Company’s Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting of Shareholders, the proxy statement, including the proxy card, and the Annual Report on Form 10-K for the year ended December 31, 2018, may be viewed on the Company’s website at www.amnb.com.

The Company is providing shareholders with a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, including financial statements (but not including exhibits), free of charge, with this proxy statement. Shareholders may obtain copies of exhibits to the Form 10-K by making a written request to William W. Traynham, Chief Financial Officer, American National Bankshares Inc., Post Office Box 191, Danville, Virginia 24543. Shareholders may also download copies of the Form 10-K and exhibits from the SEC website at http://www.sec.gov.

INCORPORATION BY REFERENCE

The Audit Committee Report shall not be deemed to be filed with the SEC, nor deemed incorporated by reference into any of the Company’s prior or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporate such information by reference.

OTHER BUSINESS

As of the date of this proxy statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting other than those referred to herein. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors,
Charles H. Majors
Chairman

April 12, 2019

PROXY
This Proxy Is Solicited On Behalf Of The Board Of Directors
American National Bankshares Inc.
628 Main Street
Danville, Virginia 24541
ANNUAL MEETING OF SHAREHOLDERS
May 21, 2019, 9:00 A.M.

The undersigned hereby appoints Claude B. Owen, Jr., Dan M. Pleasant or Joel R. Shepherd, any of whom may act, as my attorney(s), with full power of substitution, to vote all the Common Stock of the Company, standing in my name on its books at the close of business on April 9, 2019, at the Annual Meeting of Shareholders to be held May 21, 2019, or any adjournment thereof, with all the powers the undersigned would possess if personally present, as instructed below.

The Board of Directors recommends a vote FOR all the nominees listed in Proposals 1 and 2, and a vote FOR Proposals 3 and 4.

1. ELECTION OF DIRECTORS OF CLASS II TO SERVE UNTIL THE 2022 ANNUAL MEETING
_____    FOR all nominees listed     _____    WITHHOLD AUTHORITY FROM
    below (except as marked         a vote for all nominees
    to the contrary below)          listed below
        Nancy Howell Agee
        Jeffrey V. Haley
    John H. Love
Ronda M. Penn
Susan K. Still

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE ABOVE LIST.)

2. ELECTION OF DIRECTOR OF CLASS I TO SERVE UNTIL THE 2021 ANNUAL MEETING
_____    FOR the nominee listed     _____    WITHHOLD AUTHORITY FROM
    below                 a vote for the nominee
                    listed below
    Kenneth S. Bowling

3. TO RATIFY THE SELECTION OF YOUNT, HYDE & BARBOUR P.C., INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2019

_____    FOR            _____    AGAINST            _____    ABSTAIN

4. ADVISORY VOTE ON EXECUTIVE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT

_____    FOR            _____    AGAINST            _____    ABSTAIN

5. Any other business which may properly be brought before the meeting or any adjournment thereof.

The Common Stock represented by this Proxy will be voted as specified; however, as to any matter where no choice is specified, the Proxy will be voted FOR all the nominees listed in Proposals 1 and 2, and FOR Proposals 3 and 4.

ALL SHAREHOLDERS LISTED ON THIS PROXY SHOULD SIGN.

If any other business is presented at said meeting, this Proxy shall be voted in accordance with the recommendations of management. This Proxy may be revoked at any time before it is voted. The undersigned may attend the Annual Meeting, revoke this Proxy and vote in person.

Date:____________________________, 2019

___________________________________

____________________________________

____________________________________
Signature of Shareholder(s)

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. Please sign exactly as name appears on this Proxy.

A complete set of proxy materials relating to the Company’s Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting of Shareholders, the Proxy Statement, including the Proxy Card, and the Annual Report on Form 10-K for the year ended December 31, 2018, may be viewed on the Company’s website at www.amnb.com.